Exhibit 99.1

RESOLUTION OF SOLE DIRECTOR

This resolution of the sole director of Benacquista Galleries, Inc., a Nevada corporation is effective this 12th of December, 2007. In accordance with Nevada law, this resolution is entered into with the consent of the sole director.

Whereas, the corporation believes it is in the best interests of its shareholders to have a board of directors consisting of members who are as skilled and experienced in corporate governance as possible;

And Whereas, Robert S. McCoy, Jr. is an executive of national stature who was most recently Vice Chairman and CFO of the Wachovia Corporation and is willing to serve as a director of this corporation;

Therefore, be it resolved by the board of directors of the corporation that Robert S. McCoy, Jr is immediately appointed to the corporation’s board of directors.

Furthermore, let it be resolved that the officers and other service providers of the corporation be authorized to carry out any actions consistent with the intent of this resolution.

As the sole director of this corporation, I affix my hands to this resolution by written consent as of the date above.

 /s/ James Price
James Price
Sole Director